NEWS
FOR IMMEDIATE RELEASE                        CONTACT
March 20, 2014                                Richard Eisenberg
(Investor Inquiries)
Christopher Bohanon
(Media Inquiries)
(202) 872-7700

Farmer Mac to Enhance Capital Position Through the Issuance of
$75 Million of Series B Preferred Stock

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced that it has agreed to issue $75 million of Tier 1 capital through the public offering of 6.875% non-cumulative perpetual Series B preferred stock, par value $25.00 per share. The preferred stock offering is expected to close on March 25, 2014, subject to customary closing conditions. Farmer Mac expects to list the new series of preferred stock on the New York Stock Exchange under the symbol “AGM PR B.”

Farmer Mac’s President and Chief Executive Officer Timothy L. Buzby stated, “The preferred stock issuance announced today will strengthen Farmer Mac’s overall capital position and will help reduce preferred dividend expenditures starting in second quarter 2015, which will make available more income for our common stockholders.  This new preferred stock will qualify as Tier 1 capital for Farmer Mac, and the proceeds may be used to call, or purchase prior to the call date, a portion of the FALConS preferred stock with a dividend rate that is scheduled to increase to 10.875 percent in March 2015.  Given the attractive rates currently available in the market, this is a good time to lock in a rate that will remain fixed for the life of the security, while continuing to broaden Farmer Mac’s investor base to include more retail investors.”

The dividend rate on the new Series B preferred stock will remain at a non-cumulative, fixed rate of 6.875% per year, when, as, and if a dividend is declared by the Board of Directors of Farmer Mac, for so long as the Series B preferred stock remains outstanding. The Series B preferred stock will have no maturity date, but Farmer Mac will have the option to redeem the preferred stock at any time on and after April 17, 2019. BofA Merrill Lynch served as Sole Book-Running Manager for this transaction. Compass Point served as Co-Manager for this transaction.

The offering is being made pursuant to an exemption from registration under the Securities Act of 1933, as amended, and is being made solely by means of an offering circular. Copies of the offering circular may be obtained from BofA Merrill Lynch at 222 Broadway, New York, NY 10038, attention: Prospectus Department, or email dg.prospectus_requests@baml.com or phone at 1-800-294-1322.

Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for the preferred stock offering and Farmer Mac’s future financial results, business prospects, and/or business developments. Management’s expectations for Farmer Mac’s future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac’s actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) the availability to Farmer Mac and Farmer Mac II LLC of debt financing and, if available, the reasonableness of rates and terms; (2) legislative or regulatory developments that could affect Farmer Mac or its sources of business, including, but not limited to, developments related to the implementation of agricultural policies and programs resulting from the recently enacted Agricultural Act of 2014 (referred to as the 2014 Farm Bill), including the elimination of direct payments to agricultural producers by the USDA and increased federal subsidies for enhanced crop insurance programs, and changes in policies related to renewable fuel standards and the use of ethanol as a blending agent; (3) fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC; (4) the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the secondary market provided by Farmer Mac; (5) the general rate of growth in agricultural mortgage and rural utilities indebtedness; (6) the impact of economic conditions, including the effects of weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity; (7) developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving GSEs, including Farmer Mac; (8) changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac’s agricultural mortgage loan assets; and (9) volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products. Other risk factors are discussed in Farmer Mac’s Annual Report on Form 10‑K for the year ended December 31, 2013, as filed with the SEC on March 13, 2014. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management’s expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as the SEC otherwise requires.

Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities.

* * * *

1